Exhibit 8.1

Hunton Andrews Kurth LLP FILE NO: 87330.37

April 13, 2020

Chimera Investment Corporation

520 Madison Avenue Floor 32

New York, New York 10022

Chimera Investment Corporation

Qualification as

Real Estate Investment Trust

Ladies and Gentlemen:

We have acted as counsel to Chimera Investment Corporation, a Maryland corporation (the “Company”), in connection with the offer and sale of up to $325,000,000 aggregate principal amount of the Company’s 7% Convertible Senior Notes due 2023 (the “Notes”), pursuant to a prospectus supplement, dated April 7, 2020 (the “Prospectus Supplement”), to a prospectus, dated January 14, 2019 (the “Prospectus”), as part of a registration statement on Form S-3 (File No. 333-229255) filed with the Securities and Exchange Commission (“SEC”) on January 14, 2019 (the “Registration Statement”). You have requested our opinion regarding certain U.S. federal income tax matters.

In giving this opinion letter, we have examined the following:

1.	the Registration Statement, the Prospectus, and the Prospectus Supplement;

2.	the indenture, dated April 13, 2020, between the Company and Wilmington Trust, National Association, as trustee, as supplemented by an indenture supplement, dated April 13, 2020, pursuant to which the Notes are issued;

3.	the Company’s Articles of Amendment and Restatement, as filed on November 15, 2007 with the Department of Assessments and Taxation of the State of Maryland, as amended and supplemented through the date hereof; and

4.	such other documents as we have deemed necessary or appropriate for purposes of this opinion.

ATLANTA   AUSTIN   BANGKOK    BEIJING   BOSTON   BRUSSELS   CHARLOTTE   DALLAS   DUBAI   HOUSTON   LONDON

LOS ANGELES   MIAMI   NEW YORK   NORFOLK   RICHMOND   SAN FRANCISCO   THE WOODLANDS   TYSONS   WASHINGTON, DC

www.HuntonAK.com

Chimera Investment Corporation

April 13, 2020

In connection with the opinions rendered below, we have assumed, with your consent, that:

1.       each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

2.       during its taxable year ending December 31, 2020, and future taxable years, the Company has operated and will operate in a manner that will make the factual representations contained in a certificate, dated the date hereof and executed by a duly appointed officer of the Company (the “Officer’s Certificate”), true for such years;

3.       the Company will not make any amendments to its organizational documents after the date of this opinion that would affect its qualification as a real estate investment trust (a “REIT”) for any taxable year; and

4.       no action will be taken by the Company after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

In connection with the opinions rendered below, we also have relied upon the correctness, without regard to any qualification as to knowledge or belief, of the factual representations contained in the Officer’s Certificate and the factual matters discussed in the Prospectus and the Prospectus Supplement that relate to the Company’s status as a REIT. No facts have come to our attention that would cause us to question the accuracy and completeness of such factual representations. Furthermore, where such factual representations involve terms defined in the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations thereunder (the “Regulations”), published rulings of the Internal Revenue Service (the “Service”), or other relevant authority, we have reviewed with the individual making such representations the relevant provisions of the Code, the applicable Regulations and published administrative interpretations thereof.

Based solely on the documents and assumptions set forth above, the representations set forth in the Officer’s Certificate, and the discussions in the Prospectus Supplement under the caption “Supplemental U.S. Federal Income Tax Considerations” and in the Prospectus under the caption “Material U.S. Federal Income Tax Considerations” (which are incorporated herein by reference), we are of the opinion that:

(a)           the Company qualified to be taxed as a REIT pursuant to sections 856 through 860 of the Code, for its taxable years ended December 31, 2016 through

Chimera Investment Corporation

April 13, 2020

December 31, 2019, and the Company’s organization and current and proposed method of operation will enable it to continue to qualify for taxation as a REIT under the Code for its taxable year ending December 31, 2020, and thereafter; and

(b)          the descriptions of the law and the legal conclusions in the Prospectus Supplement under the caption “Supplemental U.S. Federal Income Tax Considerations” and in the Prospectus under the caption “Material U.S. Federal Income Tax Considerations” are correct in all material respects.

We will not review on a continuing basis the Company’s compliance with the documents or assumptions set forth above, or the representations set forth in the Officer’s Certificate. Accordingly, no assurance can be given that the actual results of the Company’s operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all the facts referred to in this letter or the Officer’s Certificate. In particular, we note that the Company has engaged in transactions in connection with which we have not provided legal advice and may not have reviewed. Moreover, we note that we did not represent the Company as tax counsel prior to June 1, 2016.

The foregoing opinions are based on current provisions of the Code, the Regulations, published administrative interpretations thereof, and published court decisions. The Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other U.S. federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter speaks only as of the date hereof. Except as provided in the next paragraph, this opinion letter may not be distributed, relied upon for any purpose by any other person, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

Chimera Investment Corporation

April 13, 2020

We hereby consent to the filing of this opinion as an exhibit to the Prospectus Supplement. We also consent to the reference to Hunton Andrews Kurth LLP under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the SEC.

Very truly yours, /s/ Hunton Andrews Kurth LLP